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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): DECEMBER 3, 2001


                                    EGL, INC.
             (Exact name of registrant as specified in its charter)



          TEXAS                       000-27288                  76-0094895
(State or other jurisdiction         (Commission               (IRS Employer
    of incorporation)                File Number)            Identification No.)



   15350 VICKERY DRIVE, HOUSTON, TEXAS                              77032
 (Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (281) 618-3100



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ITEM 9.  REGULATION FD DISCLOSURE

         The information in Item 9 of this report is being furnished, not filed, pursuant to Regulation FD by EGL, Inc. (the "Company" or "EGL"). Accordingly, the information in Item 9 of this report will not be incorporated by reference into any registration statement filed by EGL under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by EGL, that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of EGL or any of its affiliates.

REALIGNMENT OF SALES ORGANIZATION

         EGL's North America organization has been realigned to provide a more customer-focused approach. EGL's U.S. operations have been reorganized and the number of regions has been reduced from five to three. The realignment is intended to re-deploy experienced field managers into sales roles and to create further cost synergies for the Company. As part of the realignment, EGL's major global customers will have a dedicated senior sales and operations manager focused on customizing global solutions and services. Additionally, each of EGL's seven major industry groups will have a dedicated sales manager intended to develop industry specific solutions. The reductions in the number of regions will also allow the senior managers to be redeployed from region positions to the larger metropolitan areas (or "A" markets) to focus on local accounts.

         Joe Bento has been appointed as EGL's global Chief Marketing Officer leading the realigned sales organization. Ron Talley and Georgio Laccona have been appointed Chief Operating Officers domestic and international, respectively. Mr. Bento will lead the sales and products teams while the field operations will report to Mr. Talley and Mr. Laccona.

DHL AGREEMENT

         EGL has reached an agreement in principle with DHL Airways to expand the existing relationship whereby DHL provides capacity in its system in the United States to EGL. In addition, DHL intends to utilize a portion of EGL's air and ground network. EGL had recently been awarded several trade lanes by DHL to move freight in EGL's ground network. The new arrangement contemplates DHL's initiating use of EGL's air charter network and expanding its use of the EGL ground network.

         The continued relationship with DHL is designed to allow both companies to play to each other's strengths. The Company believes that as it moves into the seasonally softer first quarter next year, it is important that its cost of transportation remain flexible

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without compromising the Company's capability of providing heavy cargo lift and service to its customers. The completion of the arrangements with DHL is expected to provide EGL broader coverage in the United States, allowing arrivals in key markets by 7:00 A.M. EGL had previously announced plans to reduce from six to four the number of dedicated airplanes under extended leases on January 1, 2002. EGL believes that the DHL arrangements, when in place, will enhance its ability to aggressively pursue market share and will provide significant cost savings compared to those relating to the Company's current charter network. The new arrangement with DHL is subject to negotiation and execution of a definitive agreement. The Company will be working toward entering into a binding definitive written agreement with DHL in the near future.

MID-QUARTER UPDATE

         EGL announced that activity for October and November is progressing at expected levels. The U.S. shipment count for October and November has rebounded to pre-September 11 levels. Europe net revenue levels have continued to improve, reaching a high for the year in November. Historically, December has been the strongest month of the quarter.

         After a slightly weaker October and a relatively stronger November, EGL anticipates that it will generate earnings in the fourth quarter of $0.02 to $0.04 per share.

2002 SAVINGS AND IMPROVEMENTS

         Management estimates that the realignment of the North America organization, benefits accruing from the expected arrangement with DHL, continued reductions in information technology spending and further reductions in compensation expense in anticipation of the seasonally soft first quarter should result in cost reductions and margin improvements in a range of $15 to $20 million during 2002.

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                            FORWARD LOOKING STATEMENT

                  The statements in this Current Report on Form 8-K regarding the realignment of sales organization including its effects and cost synergies, the DHL agreement in principle (including its effect, timing, DHL's use of EGL's networks, number of and time of arrival in markets, market share and cost savings), a DHL definitive agreement, seasonally softer first quarter, fourth quarter results, including anticipated earnings per share and December results, 2002 cost reductions and margin improvements, reductions in information technology spending and compensation expense and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, customer responses, effectiveness of the realigned sales organization, whether the DHL agreement

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progresses from an oral agreement in principle to a binding agreement, effectiveness and cost savings from the DHL relationship, results of operations, general economic conditions, competition, availability of cargo space, litigation results, information technology needs and costs, loss of key personnel, and other factors detailed in the EGL's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual outcomes may vary materially from those indicated.

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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 3, 2001                     EGL, INC.



                                            By: /s/  Elijio V. Serrano
                                               ---------------------------------
                                                Elijio V. Serrano
                                                Chief Financial Officer



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